Exhibit 99.1

FOR IMMEDIATE RELEASE	Contacts: News Media Dallas Lawrence 310-252-6397 press@mattel.com	Securities Analysts Drew Vollero 310-252-2703 Drew.Vollero@mattel.com

Mattel Reports First Quarter 2014 Financial Results and Declares Quarterly Dividend

First Quarter Highlights

•	Worldwide net sales down 5%;

•	North American Region[1] gross sales down 2% and International Region gross sales down 7%;

•	Worldwide gross sales by core brands: Barbie® down 14%; Hot Wheels® up 2%; Fisher-Price® down 6% and American Girl® up 5%;

•	Gross margin decreased 330 basis points of net sales; SG&A increased 350 basis points of net sales, including an incremental severance expense of $16 million;

•	Operating income of $6.2 million compared to operating income of $65.8 million in the first quarter of 2013; and

•	Loss per share of $0.03 vs. prior year earnings per share of $0.11.

Capital Deployment

•	Board declared 2014 second quarter cash dividend of $0.38 per share, reflecting an annualized dividend of $1.52 per share; and

•	The Company repurchased 736,000 shares of its common stock during the first quarter at a cost of approximately $28 million.

EL SEGUNDO, Calif., April 17, 2014 – Mattel, Inc. (NASDAQ: MAT) today reported 2014 first quarter financial results. For the quarter, the Company reported a net loss of $11.2 million, or $0.03 per share, compared to last year’s first quarter net income of $38.5 million, or $0.11 per share.

“For the first quarter, revenues were consistent with our expectations as we worked through inventories in a challenging global retail environment,” said Bryan G. Stockton, Mattel Chairman and Chief Executive Officer. “In addition, we managed costs and streamlined our workforce as part of our initiatives to drive efficiencies throughout the organization. Importantly, we made significant progress against two of our strategic objectives, entering new categories and strengthening our Girls Portfolio. We launched BOOMco., our highly-anticipated entry into the

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[1]	Consists of the U.S., Canada and American Girl

    Mattel First Quarter 2014 Financial Results, page 2

outdoor category, announced the acquisition of MEGA Brands Inc., a leading player in the rapidly-growing construction and arts & crafts categories, and continued the global launch of our newest doll franchise, Ever After High®. As we approach the second half of the year, and the all-important holiday season, we are optimistic that these initiatives will help drive our business this year and for many years to come.”

Financial Overview

For the quarter, net sales were $946.2 million, down 5% compared to $995.6 million last year. On a regional basis, first quarter gross sales decreased 2% in the North American Region, which consists of the U.S., Canada and American Girl, including a 1 percentage point unfavorable impact from changes in currency exchange rates. For the International Region, gross sales decreased 7%, including a 1 percentage point unfavorable impact from changes in currency exchange rates. Operating income for the quarter was $6.2 million, which included an incremental severance expense of $16 million as part of streamlining our workforce to drive efficiencies throughout the organization, compared to prior year’s operating income for the quarter of $65.8 million.

The Company’s debt-to-total capital ratio of 34.1% is in line with our capital investment framework.

Cash flows from operating activities were approximately $61 million, compared to cash flows used for operating activities of approximately $62 million in 2013. The change was primarily due to reductions in working capital. Cash flows used for financing and other activities were approximately $173 million, compared to cash flows from financing and other activities of approximately $52 million in 2013. The change was primarily due to prior year proceeds from the issuance of long-term debt and lower proceeds from the exercise of stock options, partially offset by prior year repayments of long-term debt.

Capital Deployment

The Company announced today that its Board of Directors declared a second quarter cash dividend of $0.38 per share on the Company’s common stock. The dividend will be payable on

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    Mattel First Quarter 2014 Financial Results, page 3

June 13, 2014 to stockholders of record on May 23, 2014. The dividend is the second of four quarterly dividends the Company expects to pay this year, reflecting an annualized dividend of $1.52 per share, which represents a 6% increase to last year’s total dividends. During the first quarter of 2014, the Company repurchased 736,000 shares of its common stock at a cost of approximately $28 million.

Sales by Brand

Mattel Girls and Boys Brands

For the first quarter, worldwide gross sales for Mattel Girls & Boys Brands were $656.9 million, down 5% versus the prior year. Worldwide gross sales for the Barbie brand were down 14%. Worldwide gross sales for Other Girls brands were up 4%, primarily driven by Disney Princess® and Ever After High®, partially offset by Monster High®. Worldwide gross sales for the Wheels category, which includes the Hot Wheels and Matchbox® brands, were down 2%. Worldwide gross sales for the Entertainment business, which includes Radica® and Games, were down 8%.

Fisher-Price Brands

First quarter worldwide gross sales for Fisher-Price Brands, which includes the Fisher-Price Core, Fisher-Price Friends and Power Wheels® brands, were $271.4 million, down 6% versus the prior year.

American Girl Brands

First quarter gross sales for American Girl Brands, which offers American Girl branded products directly to consumers, were $105.9 million, up 5% versus the prior year.

Live Webcast

Mattel will webcast its 2014 first quarter financial results conference call at 8:30 a.m. Eastern time today. The conference call will be webcast on the “Investors” section of the Company’s corporate Web site: http://corporate.mattel.com/. To listen to the live call, log on to the Web site at least 15 minutes early to register, download and install any necessary audio software. An archive of the webcast will be available on the company’s Web site for 90 days and may be accessed beginning two hours after the completion of the live call. A telephonic replay of the

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    Mattel First Quarter 2014 Financial Results, page 4

call will be available beginning at 11:30 a.m. Eastern time the morning of the call until Thurs., April 24 at midnight Eastern time and may be accessed by dialing +1-404-537-3406. The passcode is 16668211.

Information required by Securities and Exchange Commission Regulation G, regarding non-GAAP financial measures, as well as other financial and statistical information, will be available at the time of the webcast on the “Investors & Media” section of http://corporate.mattel.com/, under the sub-headings “Financial Information” – “Earnings Releases.”

About Mattel

The Mattel family of companies (Nasdaq: MAT) is the worldwide leader in the design, manufacture and marketing of toys and family products. Mattel’s portfolio of best-selling brands includes Barbie®, the most popular fashion doll ever produced, Hot Wheels®, Monster High®, American Girl®, Thomas & Friends® and Fisher-Price® brands, including Little People® and Power Wheels®, as well as a wide array of entertainment-inspired toy lines. In 2013, Mattel was named one of the “World’s Most Ethical Companies” by Ethisphere Magazine and is also ranked No. 2 on Corporate Responsibility Magazine’s “100 Best Corporate Citizens” list. With worldwide headquarters in El Segundo, Calif., Mattel’s companies employ nearly 30,000 people in 40 countries and territories and sell products in more than 150 nations. At Mattel, we are Creating the Future of Play. Visit us at www.mattel.com, www.facebook.com/mattel or www.twitter.com/mattel.

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MATTEL, INC. AND SUBSIDIARIES	EXHIBIT I

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	For the Three Months Ended March 31,
(In millions, except per share and percentage information)	2014		2013		Yr /Yr % Change
	$ Amt	% Net Sales	$ Amt	% Net Sales
Net Sales	$946.2		$995.6		-5%
Cost of sales	464.7	49.1%	455.6	45.8%	2%

Gross Profit	481.5	50.9%	540.0	54.2%	-11%
Advertising and promotion expenses	90.8	9.6%	104.5	10.5%	-13%
Other selling and administrative expenses	384.5	40.6%	369.7	37.1%	4%

Operating Income	6.2	0.7%	65.8	6.6%	-91%
Interest expense	17.2	1.8%	20.3	2.0%	-15%
Interest (income)	(1.3)	-0.1%	(1.4)	-0.1%	-9%
Other non-operating (income) expense, net	(0.3)		2.7

(Loss) Income Before Income Taxes	(9.4)	-1.0%	44.2	4.4%	-121%
Provision for income taxes	1.8		5.7

Net (Loss) Income	$(11.2)	-1.2%	$38.5	3.9%	-129%

Net (Loss) Income Per Common Share - Basic	$(0.03)		$0.11

Weighted average number of common shares	340.2		344.3

Net (Loss) Income Per Common Share - Diluted	$(0.03)		$0.11

Weighted average number of common and potential common shares	340.2		348.8

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT II

WORLDWIDE GROSS SALES INFORMATION (Unaudited)

	Three Months Ended March 31,
(In millions, except percentage information)	2014		2013
Worldwide Gross Sales:
Mattel Girls & Boys Brands	$656.9		$692.2
% Change		-5%		11%
Pos./(Neg.) Impact of Currency (in % pts)		-1		-1
Fisher-Price Brands	271.4		287.3
% Change		-6%		-7%
Pos./(Neg.) Impact of Currency (in % pts)		-1		0
American Girl Brands	105.9		100.5
% Change		5%		32%
Other	7.0		8.4

Gross Sales	$1,041.2		$1,088.4

% Change		-4%		7%
Pos./(Neg.) Impact of Currency (in % pts)		-1		-1

Reconciliation of Non-GAAP to GAAP Financial Measure:
Gross Sales	$1,041.2		$1,088.4
Sales Adjustments	(95.0)		(92.8)

Net Sales	$946.2		$995.6

% Change		-5%		7%
Pos./(Neg.) Impact of Currency (in % pts)		-1		-1

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT III

CONDENSED CONSOLIDATED BALANCE SHEETS

	At March 31,		At December 31,
	2014	2013	2013
(In millions)	(Unaudited)
Assets
Cash and equivalents	$897.3	$1,259.5	$1,039.2
Accounts receivable, net	762.6	750.8	1,260.1
Inventories	650.8	599.9	568.8
Prepaid expenses and other current assets	507.9	545.3	509.9

Total current assets	2,818.6	3,155.5	3,378.0
Property, plant, and equipment, net	658.8	605.1	659.3
Other noncurrent assets	2,394.6	2,433.1	2,402.3

Total Assets	$5,872.0	$6,193.7	$6,439.6

Liabilities and Stockholders’ Equity
Short-term borrowings	$—	$5.0	$4.3
Current portion of long-term debt	—	50.0	—
Accounts payable and accrued liabilities	661.0	825.5	1,015.4
Income taxes payable	13.9	18.0	27.7

Total current liabilities	674.9	898.5	1,047.4
Long-term debt	1,600.0	1,600.0	1,600.0
Other noncurrent liabilities	499.6	647.0	540.6
Stockholders’ equity	3,097.5	3,048.2	3,251.6

Total Liabilities and Stockholders’ Equity	$5,872.0	$6,193.7	$6,439.6

SUPPLEMENTAL BALANCE SHEET AND CASH FLOW DATA (Unaudited)

	At March 31,
(In millions, except days and percentage information)	2014	2013

Key Balance Sheet Data:
Accounts receivable, net days of sales outstanding (DSO)	73	68
Total debt outstanding	$1,600.0	$1,655.0
Total debt-to-total capital ratio	34.1%	35.2%

	Three Months Ended March 31,
(In millions)	2014 (a)	2013
Condensed Cash Flow Data:
Cash flows from (used for) operating activities	$61	$(62)
Cash flows (used for) investing activities	(30)	(66)
Cash flows (used for) from financing activities and other	(173)	52

Decrease in cash and equivalents	$(142)	$(76)

(a)	Amounts shown are preliminary estimates. Actual amounts will be reported in Mattel’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014.